Exhibit 99.1

FOR IMMEDIATE RELEASE

July 29, 2015

Contact: Cloud Peak Energy Inc.

Karla Kimrey
Vice President, Investor Relations
(720) 566-2932

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS FOR
THE SECOND QUARTER AND FIRST SIX MONTHS OF 2015

Gillette, Wyo, July 29, 2015 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced results for the second quarter and first six months of 2015.

Highlights and Recent Developments

	Quarter Ended		Year to Date
(in millions, except per ton amounts)	6/30/15	6/30/14	6/30/15	6/30/14
Adjusted EBITDA(1)	$10.6	$45.2	$50.1	$84.6
Net income (loss)	$(52.9)	$(2.1)	$(57.6)	$(17.8)
Realized price per ton sold	$12.76	$13.08	$12.92	$13.05
Average cost per ton sold	$10.75	$10.48	$10.34	$10.56
Shipments - owned and operated mines (tons)	16.0	20.6	35.7	41.0
Asian exports (tons)	1.0	1.0	2.4	2.0

(1)   Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

•                  Second quarter 2015 Adjusted EBITDA of $10.6 million compared to $45.2 million for the second quarter of 2014.

•                  Shipments for the second quarter of 2015 were 16.0 million tons, down from 20.6 million tons for the same period in 2014 due to weather-related impacts to the railroads and mines, along with Cordero Rojo Mine transitioning to lower production levels.

•                  Cost per ton was $10.75 in the second quarter of 2015, increasing from $10.48 in the second quarter of 2014.  The higher unit costs were primarily attributed to lower shipments.

•                  A $33.4 million non-cash impairment charge relating to goodwill from a 1997 acquisition was recorded at the Company’s 8400 Btu Cordero Rojo Mine.

•                  The final lease by application (“LBA”) payments of $69 million were made in June resulting in no further committed payments going forward.

•                  Available liquidity of $627.6 million, including cash and investments of $95.5 million, at June 30, 2015.

Colin Marshall, President and Chief Executive Officer, commented, “Given increasing utility coal inventories and continuing low natural gas prices, we believe domestic coal prices will remain subdued this year.  International prices continue to be negatively impacted by oversupply, the strong U.S. dollar, and the decline in Chinese thermal coal imports.  Cloud Peak Energy is actively managing its exposure to these tough conditions and has a strong balance sheet and efficient operations that we believe will help carry us through this cycle.”

Health and Safety Record

During the second quarter of 2015, of our approximately 1,350 full-time mine site employees, four suffered reportable injuries resulting in a year-to-date Mine Safety and Health Administration (“MSHA”) All Injury Frequency Rate (“AIFR”) of 1.23, an increase from the full year 2014 rate of 0.79.  During 31 MSHA inspector days at our mine sites in the second quarter, we were issued one substantial and significant citation.  The fine assessed was $540.

Consolidated Business Results

	Quarter Ended		Year to Date
(in millions, except per share amounts)	6/30/15	6/30/14	6/30/15	6/30/14
Total tons sold	16.0	21.0	35.8	41.7
Total revenue	$244.1	$320.9	$561.7	$639.9
Net income (loss)	$(52.9)	$(2.1)	$(57.6)	$(17.8)
Adjusted EBITDA(1)	$10.6	$45.2	$50.1	$84.6
Adjusted EPS (1)	$(0.28)	$0.00	$(0.33)	$(0.11)
EPS	$(0.87)	$(0.04)	$(0.94)	$(0.29)

(1)   Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Operating Segments

Owned and Operated Mines

Our Owned and Operated Mines segment comprises the results of mine site sales from our three owned and operated mines primarily to our domestic utility customers and also to our Logistics and Related Activities segment.

	Quarter Ended		Year to Date
(in millions, except per ton amounts)	6/30/15	6/30/14	6/30/15	6/30/14
Tons sold	16.0	20.6	35.7	41.0
Revenue	$206.3	$272.1	$468.1	$541.7
Realized price per ton sold	$12.76	$13.08	$12.92	$13.05
Average cost of product sold per ton	$10.75	$10.48	$10.34	$10.56
Cash margin per ton sold	$2.01	$2.60	$2.58	$2.49
Adjusted EBITDA(1)	$17.1	$42.0	$61.4	$83.2

(1)   Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

During the second quarter of 2015, domestic coal shipments were down due to weather- related impacts to the railroads and seasonal low customer demand.  Mild weather in many of our customers’ locations and low natural gas prices allowed our customers to rebuild their coal inventories despite the weather-related operational impacts experienced in the PRB.

Revenue from our Owned and Operated Mines segment decreased in the second quarter of 2015 compared to the second quarter of 2014 due to reduced shipments and a lower average realized price per ton sold.

Cost per ton was $10.75 for the second quarter of 2015.  While our total cost to produce coal was down by 21% compared to the same quarter last year, unit operating costs were 3% higher due to 22% lower shipments.  The combination of lower diesel prices and good overall cost control allowed us to manage unit costs as production was reduced below plan levels.

The Company recorded a $33.4 million non-cash impairment charge relating to goodwill from a 1997 acquisition at the 8400 Btu Cordero Rojo Mine.  The charge, which represented a full write down of the Cordero Rojo Mine’s goodwill was driven by the weak domestic coal market outlook for 8400 Btu coal.

Logistics and Related Activities

Our Logistics and Related Activities segment comprises the results of our logistics and transportation services to our domestic and international customers.

	Quarter Ended		Year to Date
(in millions)	6/30/15	6/30/14	6/30/15	6/30/14
Total tons delivered	1.4	1.2	3.1	2.4
Asian exports	1.0	1.0	2.4	2.0
Revenue	$48.6	$54.7	$118.0	$113.2
Total cost of product sold	$59.0	$57.9	$139.8	$117.6
Realized gain on financial instruments	$3.9	$7.5	$7.5	$10.9
Adjusted EBITDA(1)	$(6.4)	$2.7	$(14.7)	$3.1

(1)   Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Our Asian export deliveries through Westshore Terminal were 1.0 million tons in the second quarter of 2015, which reflects the planned reduction in shipments announced in April.  Our forward sales hedging program mitigated some of the impact of lower spot prices with a realized gain of $3.9 million in the second quarter of 2015, and we further benefitted from lower fuel surcharges in the rail freight component of costs in the period.

Balance Sheet and Cash Flow

Cash flow from operations totaled $(17.1) million for the second quarter of 2015 as compared to $22.6 million for the second quarter of 2014.  For the first six months of 2015, cash flow from operations totaled $14.9 million.  Capital expenditures (excluding capitalized interest) were $14.8 million.

The final LBA payments of $69 million were made in June resulting in no further committed payments going forward.

Cash and cash equivalents as of June 30, 2015 were $95.5 million and our total available liquidity was $627.6 million.  At June 30, 2015, there were no borrowings outstanding under our revolving credit facility or the accounts receivable securitization program.

Domestic Outlook

Our mines are well positioned with the equipment, manpower, and inventory to meet anticipated 2015 demand.  We are expecting shipments to improve significantly in the second half of the year as customers normally take more of their contracted volumes after the summer cooling season in preparation for winter.  In addition, a major customer who reduced shipments during the first half of the year due to a plant outage is planning to take their remaining contracted tons in the second half of the year.

Significantly increased natural gas production and relatively mild weather have led to a sustained drop in natural gas prices and an increase in coal and natural gas inventories.  During April of this year, electricity generated from natural gas exceeded coal-fired electricity generation for the first time.  Low oil and natural gas prices have led to a significant slowdown in drilling in many U.S. oil and natural gas fields.  However, due to a large inventory of drilled wells and increased productivity, oil and natural gas production continues to grow, keeping natural gas prices depressed.  The level of cooling demand this summer and natural gas production volumes will drive pricing for natural gas and later coal as we go into the winter.

While the EPA’s Mercury and Air Toxics Standards (“MATS”) regulation was overturned by the Supreme Court, this is not expected to cause an increase in coal burn due to the long-term nature of decisions on plant closures that utilities made before the rule was implemented.  While the Supreme Court’s decision may allow some coal plants to operate longer than expected under MATS, these plants are likely to improve grid stability more than increase coal burn.  Several customers had previously indicated that they would increase utilization from the coal units they planned to keep open under the proposed MATS rule, which will partially offset some declines due to closures.

In the near term, weather-related demand and natural gas prices are the largest factors impacting the coal market, although the regulatory burden on coal and subsidies for renewable energy are continually decreasing overall coal demand and likely to lead to increased electricity prices for consumers.  Currently we expect total U.S. demand to decline by approximately 75 to 100 million tons and are forecasting that PRB demand could decline by 30 to 40 million tons for 2015 compared to 2014.

For 2015, we have currently committed to sell 79 million tons from our three mines.  Of this committed production, 76 million tons are under fixed-price contracts with a weighted-average price of $12.76 per ton.  During the second quarter, we contracted approximately three million tons with an average price of $11.65 for 2015 delivery.  With the further reduction in Cordero Rojo Mine’s production, we re-negotiated several 2015 contracts, which resulted in moving some tons between mines and some volumes into 2016.  For 2016, we have currently committed to sell 61 million tons from our three mines.  Of this committed production, 51 million tons are under fixed-price contracts with a weighted-average price of $13.16 per ton.  The 10 million tons we sold for 2016 during the quarter was on an average price of $11.38 per ton.

International Outlook

The international thermal coal environment is characterized by reduced Chinese coal imports, strong Asian demand growth outside China, continued oversupply, and a strong U.S. dollar.  We continue to see growing demand for PRB coal and our logistics services from our Asian customers, and we continue to have successful test burns in our target markets.

While the strong U.S. dollar has improved the economics for coal producers in Australia and Indonesia, we do not believe new production capacity will be built at current price levels.  Given the large number of Asian plants currently being built to take imported coal and the growth in Indian imports, we still believe the current oversupply will be overcome by growing demand.

The level of Chinese thermal coal imports this year is unclear and will have a significant impact on the international supply demand balance and a direct impact on pricing.  As international prices have fallen, China has moved to protect its domestic coal producers by raising import taxes and restricting imports of lower quality coals, which are currently depressing prices in other markets.

We continue to manage our sales of PRB coal and delivery services business to Asian export customers.  Exports through the Westshore Terminal for 2015 are currently forecast to be approximately 4.3 million tons, which reflects our previously announced reduction of our 2015 export shipments by approximately one million tons and an additional agreement with Westshore to further reduce our shipments in the second half of 2015 by approximately 900,000 tons.  In addition, we are currently in discussions with our rail and port partners and expect to similarly reduce export volumes in 2016 if weak pricing for seaborne thermal coal persists.

“In what are clearly tough domestic and international conditions, we will stay focused on matching our supply to demand while controlling costs.  I continue to be impressed with the ways our employees find ways to control costs across all aspects of the business.  We remain optimistic that markets will improve due to the significant reduction in U.S. oil and natural gas drilling and continued Asian demand growth.  However, we are not sure when this will occur and we believe that our strong financial position and low-cost operations will enable us to manage through these difficult times,” commented Marshall.

2015 Updated Guidance — Financial and Operational Estimates

The following table provides our current outlook and assumptions for selected 2015 consolidated financial and operational metrics:

Estimate or Estimated Range
Coal shipments for our three mines(1)	74 – 78 million tons
Committed sales with fixed prices	Approximately 76 million tons
Anticipated realized price of produced coal with fixed prices	Approximately $12.76 per ton
Adjusted EBITDA(2)	$110 – $140 million
Net interest expense	Approximately $46 million
Depreciation, depletion, amortization, and accretion	$110 – $120 million
Capital expenditures(3)	$40 – $50 million
Committed federal coal lease payments	$69 million - PAID

(1)   Inclusive of intersegment sales.

(2)   Non-GAAP financial measure; please see definition below in this release.

(3)   Excluding federal coal lease payments.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on July 29, 2015 to review the results and current business conditions.  The call will be webcast live over the Internet from our website at www.cloudpeakenergy.com under “Investor Relations”.  Participants should follow the instructions provided on the website for downloading and installing the audio applications necessary to join the webcast.  Interested individuals can also access the live conference call via telephone at (855) 793-3260 (domestic) or (631) 485-4929 (international) and entering pass code 80828747.

Following the live webcast, a replay will be available at the same URL on our website for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering pass code 80828747.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services.  The Company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is located in Montana.  In 2014, Cloud Peak Energy shipped approximately 86 million tons from its three mines to customers located throughout the U.S. and around the world.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complimentary surface assets in the Northern PRB, further building the Company’s long-term position to serve Asian export and domestic customers.  With approximately 1,600 total employees, the Company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately four percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning.  Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our Company, industry, economic conditions, government regulations, energy policies and other factors.  Forward-looking statements may include, for example: (1) our outlook for 2015 and future periods for our Company, the PRB and the industry in general, and our operational, financial and export guidance, including the timing and extent of any recovery for depressed coal industry conditions, domestically and internationally, and the impact of any recovery on our Company; (2) expected development of future export terminal capacity, increased future access to existing or new capacity and our ability to manage our take-or-pay exposure for currently committed port and rail capacity to address depressed prices; (3) anticipated demand by domestic and Asian utilities for PRB coal, including the impact of regulatory developments and uncertainties and climate change concerns; (4) the impact of competition from other domestic and international coal producers, natural gas supplies and other alternative sources of energy used to generate electricity; (5) coal stockpile and natural gas storage levels and the impacts on future demand and pricing; (6) our plans to replenish and/or increase our coal tons and extend our mine lives; (7) business development and growth initiatives; (8) operational plans for our mines; (9) our cost management efforts; (10) industry estimates of the U.S. Energy Information Administration and other third party sources; (11) our estimates of the quality and quantity of economic coal associated with our development projects, the potential development of our Youngs Creek and other Northern PRB assets, and our potential exercise of options for Crow Tribal coal; (12) our future liquidity and access to sources of capital and credit to support our existing operations and growth opportunities; (13) rail performance; (14) anticipated benefits of recent depressed oil prices; (15) the impact of our hedging programs; and (16) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts.  These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements.  Factors that could adversely affect our future results include, for example, (a) future economic and weather conditions that impact electricity demand, demand for thermal coal, available coal supplies and transportation logistics infrastructure; (b) existing and future coal-fired power plant capacity and utilization, demand for our coal by the domestic electric generation industry, Asian export demand, terminal capacity, payments pursuant to take-or-pay obligations and the prices we receive for our coal and our logistics services; (c) reductions or deferrals of purchases by major customers and our ability to renew sales contracts on favorable terms; (d) competition from other coal producers, natural gas producers and other sources of energy, domestically and internationally, including the effects of governmental energy and tax policies, regulations and currency exchange rates which may favor international coal suppliers and other sources of energy; (e) environmental, health, safety, endangered species (including the potential listing of the greater sage-grouse as a threatened or endangered species) or other legislation, regulations, executive orders, treaties, court decisions or government actions, or related third-party legal challenges or changes in interpretations, including new requirements or uncertainties affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations, the utility industry or the logistics, transportation and terminal industries; (f) public perceptions, third-party legal challenges or governmental regulations, executive orders or other actions and energy policies relating to concerns about climate change, air and water quality or other environmental considerations, including emissions restrictions (for example, EPA carbon regulations for power plants under the Clean Air Act) and governmental subsidies or mandates that make natural gas, wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (g) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (h) our ability to efficiently and safely conduct our mining operations; (i) transportation and export terminal availability, performance and costs; (j) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (k) our ability to acquire future coal tons through the federal LBA process and necessary surface rights and permits in a timely and cost-effective manner and the impact of third-party legal challenges; (l) access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance; (m) litigation and other contingent liabilities; (n) proposed Pacific Northwest export terminals are not developed in a timely manner or at all, or are developed at a smaller capacity than planned, or we are unable to enter into definitive throughput agreements for potential future capacity at proposed terminals, including the Gateway Pacific Terminal and Millennium Bulk Terminal; (o) future development and operating costs for our development projects significantly exceed our expectations; (p) the failure of carbon capture technology to be developed and adopted by utilities; (q) volatility and recent decline in the price of our common stock; and (r) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission, including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and Forms 8-K.  There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measures of (1) Adjusted EBITDA (on a consolidated basis and for our reporting segments) and (2) Adjusted Earnings Per Share (“Adjusted EPS”).  Adjusted EBITDA and Adjusted EPS are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S. (“GAAP”).  A quantitative reconciliation of historical net income (loss) to Adjusted EBITDA and EPS (as defined below) to Adjusted EPS is found in the tables accompanying this release.

EBITDA represents net income (loss) before: (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, and (4) amortization.  Adjusted EBITDA represents EBITDA as further adjusted for accretion, which represents non-cash increases in asset retirement obligation liabilities resulting from the passage of time, and specifically identified items that management believes do not directly reflect our core operations.  For the periods presented herein, the specifically identified items are:  (1) adjustments to exclude the updates to the tax agreement liability, including tax impacts of the 2009 IPO and 2010 Secondary Offering and the termination of the Tax Receivable Agreement in August 2014, (2) adjustments for derivative financial instruments, excluding fair value mark-to-market gains or losses and including cash amounts received or paid, (3) adjustments to exclude non-cash goodwill impairment charges, and (4) adjustments to exclude the gain from the sale of our 50% non-operating interest in the Decker Mine.  We enter into certain derivative financial instruments such as put options that require the payment of premiums at contract inception.  The reduction in the premium value over time is reflected in the mark-to-market gains or losses.  Our calculation of Adjusted EBITDA does not include premiums paid for derivative financial instruments; either at contract inception, as these payments pertain to future settlement periods, or in the period of contract settlement, as the payment occurred in a preceding period.  Because of the inherent uncertainty related to the items identified above, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or a reconciliation to any forecasted GAAP measures.

Adjusted EPS represents diluted earnings (loss) per common share (“EPS”) adjusted to exclude (i) the estimated per share impact of the same specifically identified non-core items used to calculate Adjusted EBITDA as described above, and (ii) the cash and non-cash interest expense associated with the early retirement of debt and refinancing transactions.  All items are adjusted at the statutory tax rate of approximately 37%.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our Company that may not be shown solely by period-to-period comparisons of net income (loss).  Our chief operating decision maker uses Adjusted EBITDA as a measure of segment performance.  Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA and Adjusted EPS are also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.  Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain specifically identified significant items that are not considered to directly reflect our core operations, the magnitude of which may vary significantly from period to period and, thereby, have a disproportionate effect on the earnings per share reported for a given period.

Our management recognizes that using Adjusted EBITDA and Adjusted EPS as performance measures has inherent limitations as compared to net income (loss), EPS, or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.  Adjusted EBITDA and Adjusted EPS should not be considered in isolation and do not purport to be alternatives to net income (loss), EPS or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentations of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures of other companies.  Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

SOURCE:  Cloud Peak Energy

Cloud Peak Energy Inc.

Karla Kimrey, (720) 566-2932

Vice President, Investor Relations

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue	$244,148	$320,850	$561,701	$639,916
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization, and accretion, shown separately)	222,443	270,121	486,760	542,060
Depreciation and depletion	19,310	29,200	43,846	56,128
Amortization of port access contract rights	928	—	1,855	—
Accretion	3,348	4,088	6,890	8,217
Derivative financial instruments	2,761	(2,803)	7,546	(15,537)
Selling, general and administrative expenses	12,511	12,483	23,760	24,924
Goodwill impairment	33,355	—	33,355	—
Other operating costs	304	333	517	573
Total costs and expenses	294,960	313,422	604,529	616,365
Operating income (loss)	(50,812)	7,428	(42,828)	23,551
Other income (expense)
Interest income	50	61	99	185
Interest expense	(12,621)	(13,813)	(25,289)	(51,807)
Other, net	244	233	(93)	(231)
Total other income (expense)	(12,327)	(13,519)	(25,283)	(51,853)
Income (loss) before income tax provision and earnings from unconsolidated affiliates	(63,139)	(6,091)	(68,111)	(28,302)
Income tax benefit (expense)	9,866	3,489	10,146	9,979
Earnings from unconsolidated affiliates, net of tax	376	454	388	549
Net income (loss)	(52,897)	(2,148)	(57,577)	(17,774)
Other comprehensive income (loss)
Postretirement medical plan amortization of prior service costs	313	247	626	494
Income tax on postretirement medical plan	(116)	(89)	(232)	(178)
Other comprehensive income (loss)	197	158	394	316
Total comprehensive income (loss)	$(52,700)	$(1,990)	$(57,183)	$(17,458)
Income (loss) per common share:
Basic	$(0.87)	$(0.04)	$(0.94)	$(0.29)
Diluted	$(0.87)	$(0.04)	$(0.94)	$(0.29)
Weighted-average shares outstanding - basic	61,028	60,818	60,982	60,779
Weighted-average shares outstanding - diluted	61,028	60,818	60,982	60,779

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$95,538	$168,745
Accounts receivable	52,214	86,838
Due from related parties	2,473	227
Inventories, net	78,714	79,802
Deferred income taxes	21,670	21,670
Derivative financial instruments	13,086	17,111
Other assets	20,622	9,840
Total current assets	284,317	384,233

Noncurrent assets
Property, plant and equipment, net	1,543,858	1,589,138
Port access contract rights, net	51,925	53,780
Goodwill	2,280	35,634
Deferred income taxes	63,254	56,468
Other assets	47,889	40,665
Total assets	$1,993,523	$2,159,918

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$47,620	$52,035
Royalties and production taxes	110,830	126,212
Accrued expenses	38,045	52,213
Current portion of federal coal lease obligations	—	63,970
Other liabilities	1,632	1,632
Total current liabilities	198,127	296,062

Noncurrent liabilities
Senior notes	498,603	498,480
Asset retirement obligations, net of current portion	200,175	216,241
Accumulated postretirement medical benefit obligation, net of current portion	53,691	50,276
Other liabilities	10,375	11,025
Total liabilities	960,971	1,072,084

Equity
Common stock ($0.01 par value; 200,000 shares authorized; 61,510 and 61,434 shares issued and 61,034 and 61,022 outstanding at June 30, 2015 and December 31, 2014, respectively)	610	610
Treasury stock, at cost (475 shares and 432 shares at June 30, 2015 and December 31, 2014, respectively)	(6,492)	(6,243)
Additional paid-in capital	570,172	568,022
Retained earnings	479,167	536,744
Accumulated other comprehensive income (loss)	(10,905)	(11,299)
Total equity	1,032,552	1,087,834
Total liabilities and equity	$1,993,523	$2,159,918

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended
	June 30,
	2015	2014
Cash flows from operating activities
Net income (loss)	$(57,577)	$(17,774)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and depletion	43,846	56,128
Amortization of port access contract rights	1,855	—
Accretion	6,890	8,217
Goodwill impairment	33,355	—
Earnings from unconsolidated affiliates, net of tax	(388)	(549)
Distributions of income from unconsolidated affiliates	—	1,250
Deferred income taxes	(10,146)	(9,979)
Equity-based compensation expense	2,815	3,779
Derivative mark-to-market (gains) losses	7,546	(15,537)
Cash received (paid) on derivative financial instrument settlements	(894)	11,898
Premium payments on derivative financial instruments	(5,813)	—
Non-cash interest expense related to early retirement of debt and refinancings	—	7,338
Other	6,406	6,123
Changes in operating assets and liabilities:
Accounts receivable	34,485	(140)
Inventories, net	1,089	(4,110)
Due to or from related parties	(2,247)	(1,795)
Other assets	(4,196)	(2,459)
Accounts payable and accrued expenses	(41,593)	(6,448)
Asset retirement obligations	(546)	(561)
Net cash provided by (used in) operating activities	14,887	35,381

Investing activities
Purchases of property, plant and equipment	(14,782)	(7,146)
Investments in marketable securities	—	(8,159)
Maturity and redemption of investments	—	88,845
Investment in development projects	(1,500)	(1,500)
Payment of restricted cash	(6,500)	—
Other	(184)	222
Net cash provided by (used in) investing activities	(22,966)	72,262

Financing activities
Principal payments on federal coal leases	(63,970)	—
Issuance of senior notes	—	200,000
Repayment of senior notes	—	(300,000)
Payment of deferred financing costs	(341)	(13,598)
Other	(817)	(194)
Net cash provided by (used in) financing activities	(65,128)	(113,792)

Net increase (decrease) in cash and cash equivalents	(73,207)	(6,149)
Cash and cash equivalents at beginning of period	168,745	231,633
Cash and cash equivalents at end of period	$95,538	$225,484

Supplemental cash flow disclosures:
Interest paid	$26,134	$19,477
Income taxes paid (refunded)	$3,972	$(5,798)
Supplemental noncash investing and financing activities:
Capital expenditures included in accounts payable	$8,744	$915
Assets acquired under capital leases	$—	$1,209

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in millions, except per share data)

Adjusted EBITDA

	Three Months Ended
	June 30,
	2015		2014
Net income (loss)		$(52.9)		$(2.1)
Interest income		—		(0.1)
Interest expense		12.6		13.8
Income tax (benefit) expense		(9.9)		(3.5)
Depreciation and depletion		19.3		29.2
Amortization		0.9		—
EBITDA		(30.0)		37.3
Accretion		3.3		4.1
Tax agreement expense (benefit) (1)		—		—
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)(2)	$2.8		$(2.8)
Inclusion of cash amounts received (paid)(3)(4)(5)	1.1		6.6
Total derivative financial instruments		3.9		3.8
Gain on sale of Decker Mine interest		—		—
Goodwill impairment		33.4		—
Adjusted EBITDA		$10.6		$45.2

(1) Changes to related deferred taxes are included in income tax expense.
(2) Derivative fair value mark-to-market (gains) losses reflected on the statement of operations.
(3) Cash amounts received and paid reflected within operating cash flows.
(4) Excludes premiums paid in prior periods for contracts settled during the period	$1.0	$—
(5) Excludes premiums paid at contract inception during the period	$5.8	$—

Adjusted EBITDA

	Six Months Ended
	June 30,
	2015		2014
Net income (loss)		$(57.6)		$(17.8)
Interest income		(0.1)		(0.2)
Interest expense		25.3		51.8
Income tax (benefit) expense		(10.1)		(10.0)
Depreciation and depletion		43.8		56.1
Amortization		1.9		—
EBITDA		3.2		80.0
Accretion		6.9		8.2
Tax agreement expense (benefit) (1)		—		—
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)(2)	$7.5		$(15.5)
Inclusion of cash amounts received (paid)(3)(4)(5)	(0.9)		11.9
Total derivative financial instruments		6.6		(3.6)
Gain on sale of Decker Mine interest		—		—
Goodwill impairment		33.4		—
Adjusted EBITDA		$50.1		$84.6

(1) Changes to related deferred taxes are included in income tax expense.
(2) Derivative fair value mark-to-market (gains) losses reflected on the statement of operations.
(3) Cash amounts received and paid reflected within operating cash flows.
(4) Excludes premiums paid in prior periods for contracts settled during the period	$3.0	$—
(5) Excludes premiums paid at contract inception during the period	$5.8	$—

Adjusted EPS

	Three Months Ended
	June 30,
	2015		2014
Diluted earnings (loss) per common share		$(0.87)		$(0.04)
Tax agreement expense (benefit) including tax impacts of IPO and Secondary Offering		—		—
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)	$0.03		$(0.03)
Inclusion of cash amounts received (paid) (1) (2)	0.01		0.07
Total derivative financial instruments		0.04		0.04
Refinancing transaction:
Exclusion of cash interest for early retirement of debt	—		—
Exclusion of non-cash interest for deferred finance fee write-off	—		—
Total refinancing transaction		—		—
Gain on sale of Decker Mine interest		—		—
Goodwill impairment		0.55		—
Adjusted EPS		$(0.28)		$—
Weighted-average dilutive shares outstanding (in millions)		61.0		60.8

(1) Excludes per share impact of premiums paid in prior periods for contracts settled during the period	$0.01	$—

(2) Excludes per share impact of premiums paid at contract inception during the period	$0.06	$—

Adjusted EPS

	Six Months Ended
	June 30,
	2015		2014
Diluted earnings per common share		$(0.94)		$(0.29)
Tax agreement expense including tax impacts of IPO and Secondary Offering		—		—
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)	$0.08		$(0.16)
Inclusion of cash amounts received (paid) (1) (2)	(0.01)		0.12
Total derivative financial instruments		0.07		(0.04)
Refinancing transaction:
Exclusion of cash interest for early retirement of debt	—		0.15
Exclusion of non-cash interest for deferred finance fee write-off	—		0.08
Total refinancing transaction		—		0.23
Gain on sale of Decker Mine Interest		—		—
Goodwill impairment		0.55		—
Adjusted EPS		$(0.33)		$(0.11)
Weighted-average dilutive shares outstanding (in millions)		61.0		60.8

(1) Excludes per share impact of premiums paid in prior periods for contracts settled during the period	$0.03	$—
(2) Excludes per share impact of premiums paid at contract inception during the period	$0.06	$—

Adjusted EBITDA by Segment

	Three Months Ended
	June 30,
	2015		2014
Owned and Operated Mines
Adjusted EBITDA		$17.1		$42.0
Depreciation and depletion		(18.7)		(28.4)
Accretion		(3.2)		(2.9)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	$4.7		$(0.7)
Inclusion of cash amounts (received) paid (1)	2.7		0.8
Total derivative financial instruments		7.4		0.1
Goodwill impairment		(33.4)		—
Other		(0.1)		(0.3)
Operating income (loss)		(30.9)		10.5

Logistics and Related Activities
Adjusted EBITDA		(6.4)		2.7
Amortization		(0.9)		—
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	(7.5)		3.5
Inclusion of cash amounts (received) paid (2)	(3.9)		(7.5)
Total derivative financial instruments		(11.4)		(4.0)
Operating income (loss)		(18.7)		(1.3)

Corporate and Other
Adjusted EBITDA		0.4		1.4
Depreciation and depletion		(0.6)		(0.8)
Accretion		(0.1)		(1.2)
Other		(0.5)		(0.4)
Operating income (loss)		(0.8)		(1.0)

Eliminations
Adjusted EBITDA		(0.5)		(0.8)
Operating loss		(0.5)		(0.8)
Consolidated operating income (loss)		(50.8)		7.4
Interest income		—		0.1
Interest expense		(12.6)		(13.8)
Other, net		0.2		0.2
Income tax (expense) benefit		9.9		3.5
Earnings from unconsolidated affiliates, net of tax		0.4		0.5
Net income (loss)		$(52.9)		$(2.1)

(1) Excludes premiums paid in prior periods for contracts settled during the period	$1.0	$—
(2) Excludes premiums paid at contract inception during the period	$5.8	$—

Adjusted EBITDA by Segment

	Six Months Ended
	June 30,
	2015		2014
Owned and Operated Mines
Adjusted EBITDA		$61.4		$83.2
Depreciation and depletion		(42.5)		(54.8)
Accretion		(6.6)		(5.9)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	$(2.0)		$1.5
Inclusion of cash amounts (received) paid (1)	8.3		(1.0)
Total derivative financial instruments		6.3		0.5
Goodwill impairment		(33.4)		—
Other		0.1		(0.4)
Operating income (loss)		(14.7)		22.6

Logistics and Related Activities
Adjusted EBITDA		(14.7)		3.1
Amortization		(1.9)		—
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	(5.5)		14.1
Inclusion of cash amounts (received) paid (2)	(7.5)		(10.9)
Total derivative financial instruments		(13.0)		3.2
Operating income (loss)		(29.6)		6.2

Corporate and Other
Adjusted EBITDA		4.5		(0.4)
Depreciation and depletion		(1.3)		(1.3)
Accretion		(0.3)		(2.3)
Other		(0.4)		(0.1)
Operating income (loss)		2.5		(4.1)

Eliminations
Adjusted EBITDA		(1.1)		(1.2)
Operating loss		(1.1)		(1.2)
Consolidated operating income (loss)		(42.8)		23.6
Interest income		0.1		0.2
Interest expense		(25.3)		(51.8)
Other, net		(0.1)		(0.2)
Income tax (expense) benefit		10.1		10.0
Earnings from unconsolidated affiliates, net of tax		0.4		0.5
Net income (loss)		$(57.6)		$(17.8)

(1) Excludes premiums paid in prior periods for contracts settled during the period	$3.0	$—
(2) Excludes premiums paid at contract inception during the period	$5.8	$—

Tons Sold

(in thousands)

	Q2	Q1	Q4	Q3	Q2	Q1	Year	Year
	2015	2015	2014	2014	2014	2014	2014	2013
Mine
Antelope	7,660	9,003	9,035	8,239	8,085	8,288	33,647	31,354
Cordero Rojo	4,515	5,913	9,276	8,535	8,551	8,447	34,809	36,671
Spring Creek	3,786	4,785	5,018	4,763	3,953	3,710	17,443	18,009
Decker (50% interest)	—	—	—	422	385	272	1,079	1,519
Total	15,960	19,701	23,329	21,959	20,974	20,716	86,978	87,552